AMENDMENT NO. 1 TO ADVISORY FEE LIMITATION AGREEMENT

AMENDMENT NO. 1 made as of the 3rd day of August 2017 to the Advisory Fee Limitation Agreement dated February 1, 2017 (the “Agreement”), between Aspiriant Trust (the “Trust”), with respect to the series of the Trust listed on Schedule A to the Agreement (each a “Fund”), and Aspiriant, LLC (“Aspiriant”).

WHEREAS, the parties desire to amend the Agreement to modify Schedule A thereto to reflect the addition of the Aspiriant Risk-Managed Taxable Bond Fund and the limitation of its advisory fee;

NOW, THEREFORE, the parties hereto agree to amend the Agreement by deleting the existing Schedule A in its entirety and replacing it with the following:

SCHEDULE A

Aspiriant agrees to waive its advisory fee with respect to a Fund to the extent necessary to limit the annualized advisory fee of the respective Fund as follows:

Fund	Advisory Fee Limitation (as a percentage of average daily net assets)
Aspiriant Risk-Managed Equity Allocation Fund	0.16%
Aspiriant Risk-Managed Municipal Bond Fund	0.24%
Aspiriant Risk-Managed Taxable Bond Fund (effective upon commencement of Fund’s operations)	0.08%

AGREED AND ACCEPTED:

Aspiriant Trust
By:	/s/ Robert J. Francais
Robert J. Francais
President

Aspiriant, LLC
By:	/s/ John Allen
John Allen
Chief Investment Officer